Exhibit 4.28

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE LIMINAL BIOSCIENCES INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO LIMINAL BIOSCIENCES INC. IF PUBLICLY DISCLOSED.

ADSORBENT SUPPLY AGREEMENT

THIS ADSORBENT SUPPLY AGREEMENT is entered into on June 18, 2019 (the “Effective Date”) between Prometic Bioseparations Ltd, a company incorporated under the laws of the Isle of Man having a its registered office at the Unit 2, Freeport, Ballasalla, Isle of Man IM9 2AP, British Isles ("Supplier") and Prometic Bioproduction Inc., a corporation incorporated under the laws of Canada, having a place of business located at 440 Blvd. Armand-Frappier, Suite 300, Laval, Québec, Canada, H7V 4B4 ("Customer").

WHEREAS Supplier and Customer and its Affiliates wish to memorialize the terms under which Supplier has supplied, and will continue to supply the Adsorbents (as hereinafter defined) to Customer and its Affiliates (as hereinafter defined) and pursuant to which Customer and its Affiliates purchased and wish to continue to purchase the Adsorbents from the Supplier.

WHEREAS it is intended that Orders for Adsorbents to be supplied by the Supplier shall be placed by the Customer and its Affiliates and that the Supplier shall supply the Customer or its Affiliates, as appropriate, with and invoice them for, the same on the terms of and subject to the conditions of this Agreement.

In consideration of the foregoing and the mutual agreements contained herein (the receipt and adequacy of which are acknowledged), the parties agree as follows:

Article 1
INTERPRETATION

1.1	As used in this Agreement, the following terms have the following meanings, unless the context clearly requires otherwise.
(a)	"Adsorbents" means the specific binding affinity adsorbents listed in Schedule 2.2;
(b)	"Affected Party" has the meaning specified in Section 12.1;
(c)

"Affiliate" means, when used with reference to a specific Person, any Person who, directly or indirectly, or through one or more intermediaries, controls, is controlled by, or is under common control with, such specific Person. As used herein, "control" means the beneficial or legal ownership of more than fifty percent (50%) of voting stock or share interest in, or the right to appoint 50% of the directors or managers of such Person;

(d)	"Agreement" means this Adsorbent Supply Agreement and all schedules attached thereto and instruments in amendment or confirmation of it;
(e)

“Alternative Supplier” means a supplier appointed by Supplier [***] in accordance with Article 7, to undertake the supply of Adsorbents on behalf of the Supplier in the event that Supplier is unable to supply the Adsorbents itself. For the avoidance of doubt, an Alternative Supplier may be an Affiliate of the Supplier or an independent third party;

(f)

"Business Day" means any day on which commercial banks are open for business which is not a Friday, Saturday, Sunday or a statutory or civic holiday in the Province of Québec, the State of Maryland or in the Isle of Man;

(g)	[***]
(h)

"Confidential Information" shall mean information, in any form and regardless of whether it was developed by a party or acquired through a license, agreement or otherwise, which is not generally known to the public, including without limitation the Adsorbents, the Customer or its Affiliates’ products and any information of either party relating to any research program, information regarding sources of supply, business plans, partners, clients, potential agreements and the existence, scope and activities of any research, development, manufacturing, marketing, or other projects, patent applications, know-how and other similar information;

(i)

“Customer Intellectual Property Rights” means the Customer and its Affiliates’ Intellectual Property related to Customer and its Affiliates’ process to extract plasma-derived therapeutics from plasma, including without limitation, the Adsorbents to [***] supplied by Supplier to Customer and its Affiliates under this Agreement;

(j)	"Delivery Date" has the meaning specified in Section 2.4;
(k)	"Force Majeure" has the meaning specified in Section 12.1;
(l)

“Improvements” means any new or improved process, technique, method, formula, invention or know-how relating to the manufacture of the Adsorbents or to the Adsorbents made either by the Customer, its Affiliates or the Supplier.

(m)	"Initial Term" has the meaning specified in Section 14.1;
(n)

"Intellectual Property" shall mean trade secrets, patents, trademarks, service marks, copyrights, ideas, inventions, know-how, processes, methods, formulations, concepts, results, discoveries, designs, patterns, devices, diagrams, charts, drawings, specifications, documentation, data, plans, reports, and/or other like information or items, whether or not patentable, along with any and all patent applications, registrations, renewals, divisional applications, continuations, reissues and extensions thereof throughout the world;

(o)

"Losses" means any liability, loss, costs, damage and/or expense, including without limitation, personal injury (including death) to any person, or damage to property and further including reasonable attorney's fees in connection with any evaluation, settlement or defense of any actual or threatened legal proceeding;

(p)	“Material” means the raw materials and components used in the manufacture of the Adsorbents but excludes the Adsorbents;
(q)	"Orders" has the meaning specified in Section 2.4;
(r)	“Party” means a party to this Agreement and “Parties” means the parties to this Agreement;
(s)	"Person" means a natural person, partnership, corporation, trust, unincorporated association, joint venture or other entity;
(t)	"Price" has the meaning specified in Section 4.1;"
(u)	“Specifications” means the specific specifications set out in Schedule 5.1 in respect of each Adsorbent.

(v)	“Supplier’s Site” means the manufacturing facility of the Supplier at [***].
(w)	“Technical Change Procedure” means the procedure for changing the manner in which the Supplier manufactures, stores and/or tests the Adsorbents.
1.2	Any reference in this Agreement to gender includes all genders and words importing the singular number only shall include the plural and vice versa.
1.3	The division of this Agreement into Articles and Sections and the insertion of headings are for convenient reference only and are not to affect its interpretation.
1.4

Affiliates may issue Order under this Agreement. Any Order issued by an Affiliate of Customer under this Agreement shall be deemed to incorporate the terms of this Agreement in full and any such Affiliate shall be deemed to assume the rights and obligations of Customer under this Agreement with respect to such Order. Neither Customer nor any of its Affiliates who purchases Adsorbents from Supplier under this Agreement shall be responsible for any obligation or for the performance of each other under this Agreement, including but not limited to payment obligations.

Article 2
SUPPLY OF ADSORBENTS

2.1	The Supplier shall manufacture the Adsorbents at the Supplier’s Site in accordance with its documented procedures and the Specifications. [***].
2.2

Supplier shall supply and sell the Adsorbents listed in Schedule 2.2 pursuant to Orders received from Customer and its Affiliates in accordance with Section 2.4. Supplier shall ship the Adsorbents, to the Customer, its Affiliates or directly to Customer or Affiliates’ clients, [***] (each a “Client”), for use in the manufacture of the Customer’s or its Affiliates’ products.

2.3

Customer and its Affiliates shall provide the Supplier with a non-binding rolling forecast schedule of demand showing the estimated quantities of Adsorbents required [***] (“Forecast Schedule”).  The Forecast Schedule shall be [***]. The first such Forecast Schedule shall [***].  It is understood that the Forecast Schedule provided to the Supplier constitutes [***].

2.4

Customer and its Affiliates will, from time to time, transmit written purchase orders ("Orders") to Supplier which shall be governed by the terms and conditions of this Agreement, to the exclusion of any other terms and conditions of purchase and sale. Such Orders shall specify (i) the quantity of Adsorbent ([***] as provided in Exhibit 4.1) (ii) the delivery date (the "Delivery Date") of Adsorbent required, which shall be [***], or earlier as mutually agreed by the Parties and (iii) if the delivery shall be made directly to a Client, the identity and information relative to the Client. The Supplier shall respond to each Order received from the Customer or its Affiliates [***]. Notwithstanding the foregoing, if the [***].

2.5	Customer shall have [***].
2.6	Supplier shall notify Customer in [***] before each date on which an Adsorbent ordered pursuant to Section 2.4 is ready for delivery.
2.7	Adsorbents supplied by Supplier under this Agreement shall have [***].
2.8

In order to promote efficient and effective supply chain planning, the appropriate personnel from the Parties’ respective manufacturing organizations will meet on a regular basis (and in any event no less than once each year) during the Term of this Agreement to discuss, consider and implement such measures as they consider appropriate to manage the demand and supply aspects of this Agreement and review performance.
2.9	For the Term of the Agreement, [***].
2.10	[***].
2.11

Without prejudice to Clause 4.7, in the event of a breakdown or delay in production which impacts the manufacture and/or supply of the Adsorbent for Customer or its Affiliates, Supplier shall notify Customer and its relevant Affiliates as soon as reasonably practicable and shall use commercially reasonable efforts to ensure a return to production as soon as possible.

Article 3
DELIVERY AND TITLE TO ADSORBENTS

3.1

On the Delivery Date specified on the applicable Order, Supplier shall deliver the Adsorbents required for such Order [***] (as such term is defined in Incoterms 2010) at the named place of destination specified by Customer in each Order. Any changes to the Delivery Date by Customer that could have an effect on Supplier’s manufacturing or delivery costs shall be borne by Customer. Supplier shall package the Adsorbents in accordance with its standard operating procedures and will deliver the Adsorbents with a carrier of Customer’s choosing.

3.2

Title to and risk of loss of the Adsorbents shall pass to Customer [***]. Supplier shall not be liable to Customer for loss of any kind arising out of or in relation to damages to the Adsorbents that occurs after title to and risk of loss of the Adsorbents pass to Customer, nor shall any liability of Customer to Supplier under this Agreement be diminished or extinguished by reason of such loss.

3.3	[***].

Article 4
PRICE

4.1

In consideration for the supply of the Adsorbents hereunder, Customer shall pay to Supplier the price specified in Schedule 4.1 (the "Price"). [***]. Any such Price increase shall apply from and after the first Order received by Supplier after the effective date of the Price increase.

4.2	[***].
4.3	The Price with respect to each shipment of Adsorbent shall be paid by Customer upon the following terms:
(a)	Supplier shall submit to Customer and its Affiliates (as the case may be), [***], an invoice setting out the quantity and Price of Adsorbent shipped (the "Invoiced Amount").
(b)	Customer and its relevant Affiliates shall pay the Price of each shipment of Adsorbent within [***] of the date of receipt of the invoice and each delivery of Adsorbent by Customer or such Affiliates.
(c)

Late payments shall incur interest charges at the rate of [***] per month ([***] per annum), calculated on the outstanding amount of any late payment from its due date until the actual date of its payment. Payment shall not be deemed to have been received until the due amount is available in full and unconditionally in the account specified in Section 4.5 or such other account as may be specified in writing by Supplier from time to time.
(d)

All Prices are exclusive of any sales, value-added, goods and services, excise taxes and other similar charges and duties, freight, and other fees or levies, which shall be for the account of Customer and, if required to be collected and remitted by Supplier, shall be paid by Customer and its relevant Affiliates to Supplier and remitted by it to the relevant tax collection authorities as required.

4.4	All payments shall be made in Pounds Sterling (£).
4.5

Unless otherwise requested by Supplier in writing, all payments due hereunder by Customer or its Affiliates to Supplier payment shall be made by wire transfer of immediately available funds to the following account:

Bank:

Acct#:

SWIFT:

4.6	Customer and its Affiliates shall not [***].

Article 5
SPECIFICATIONS AND QUALITY ASSURANCE

5.1

Supplier shall deliver the Adsorbents in accordance with the Specifications set out in Schedule 5.1 in respect of each Adsorbent. The quality control methods to ascertain that Adsorbents conform to their Specifications shall be prepared by Supplier [***]. Revisions to Specifications or quality control methods shall be reviewed by both Parties and approved prior to implementation. If any such change is likely to affect the Price for the Adsorbents, Supplier shall so inform Customer and its relevant Affiliates [***] and the change in the Adsorbent Price will then be reflected in the final Price of the Adsorbents.

5.2

Upon delivery and for so long as the Adsorbents are not used by Customer, Customer and its Affiliates shall handle and store the Adsorbents under the handling and storage conditions set forth in Schedule 5.2.

5.3	The Supplier shall ensure that testing methodology and testing reference standards comply with its documented testing methods for each Adsorbent.
5.4

The Supplier shall institute and maintain process controls during the manufacture and supply of Adsorbents ensure continuity of good quality. Further, the Supplier shall maintain full records of such tests which shall upon request be made available to the Customer, its Affiliates or its nominees in the event of a Quality audit, a complaint or query arising in respect to the manufacture and supply of Adsorbents.

5.5

The Supplier must report any adverse trends to the Customer and its relevant Affiliates that arise during the performance of the Services and the Customer or its relevant Affiliates must report any adverse trends to the Supplier that arise during its testing and use of the Adsorbents.

Article 6

DEFECTS

6.1

Customer and its Affiliates shall have [***] from the date of each delivery of Adsorbents to inspect and reject in writing any Adsorbent that does not conform to its Specifications, as set out in Schedule 5.1, specifying the defect by reason of which Adsorbent is rejected. [***].

6.2	[***].
6.3

Any dispute between the Parties concerning the rejection of all or any part of a shipment of Adsorbent not conforming to its Specifications which the Parties are unable to resolve within a [***] will be submitted to a qualified independent laboratory to be agreed upon by the Parties hereto (or in the event that the Parties are unable to agree thereon, such qualified independent laboratory as may be designated by three experts in the field, with each Party nominating one expert and the third expert being nominated by the two experts nominated by the Parties) for testing using the methods specified in Section 5.1, or in their absence, validated test methods that are widely accepted in the industry as may be agreed between the Parties or, failing agreement, chosen based on reasonable grounds by such laboratory. Any such testing may only take place on Adsorbent within its expiry date at the time of testing or use. If the laboratory finds that the lot of Adsorbent in question is defective, the cost of the laboratory shall be at Supplier’s cost. If the lot in question is found by the laboratory not to be defective, Customer and its relevant Affiliates shall be obligated to accept the Adsorbent as delivered and pay the costs of the independent laboratory. The findings of the laboratory shall be final and binding upon the Parties and shall not be subject to appeal or review by any third party.

6.4

EXCEPT AS SPECIFIED IN SECTIONS 5.1 and 10.1, SUPPLIER MAKES NO REPRESENTATIONS, WARRANTIES OR CONDITIONS EXPRESS OR IMPLIED AND HEREBY EXPRESSLY EXCLUDES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES OR CONDITIONS OTHER THAN THOSE EXPRESSLY SET FORTH IN SECTIONS 5.1 AND 10.1, INCLUDING WITHOUT LIMITATION [***].

Article 7
FAILURE OR DELAY TO SUPPLY

7.1	[***].
7.2	[***].
7.3	Supplier shall use its best efforts to make, have made, and supply the Adsorbents to Customer and its Affiliates in accordance with this Agreement. [***].
7.4

The Customer and its Affiliates shall notify the Supplier as soon as reasonably practicable if there is an incomplete delivery in accordance with the terms of this Agreement. If the Supplier is notified by telephone or in person then such notification shall be confirmed in writing. The Supplier will rectify the incomplete consignment within a period of time agreed with the Customer or its relevant Affiliates and in any case as soon as possible from the first date of notification.

7.5

If the Supplier is unable, or anticipates that it will be unable, to supply the Adsorbents in accordance with any Order placed pursuant to Section 2.4 the Supplier shall, as soon as it becomes aware of the fact, give written notice to the Customer and its relevant Affiliates of the reasons for the shortfall [***].

7.6	[***].
7.7

In addition to the foregoing, the In the event that Supplier is [***], the Customer and its relevant Affiliates shall, without prejudice to its other rights and remedies pursuant to the Agreement, [***].

7.8

Except in the event of a Force Majeure, Customer and its Affiliates reserve the right to apply to the Supplier, without prejudice to any right to termination and to compensation of any suffered damages, [***].

Article 8

REGULATORY COMPLIANCE

8.1

The Supplier shall promptly [***] provide to each and every Regulator all such documents and information as may be reasonably required by such Regulator with respect to the manufacture, storage and testing of the Adsorbents and shall allow inspections of the Supplier’s Site as may be reasonably requested by such Regulator. The findings of such inspections shall promptly be made known in writing to the Customer and its relevant Affiliates.

8.2

If any Regulator requires any changes to be made with respect to the supply of the Adsorbents, the Party receiving such notification shall immediately notify the other Party and send it copies of any relevant documents delivered to it by said Regulator within five (5) working days of receipt and will use its reasonable endeavours to defer implementation of any such changes until such time as the Customer and its Affiliates have been able, in accordance with the Technical Change Procedure, to make any such changes as may be required by the Regulator. The costs associated with the implementation of such changes shall be discussed and agreed between the Parties.

8.3

The Customer and/or its relevant Affiliates shall be responsible for preparing and submitting Regulatory Support Files, or other relevant quality/regulatory documents relating to the Adsorbent as may be required by a Regulator and shall thereafter be responsible for maintaining the same as required by any Regulator and for updating the same where necessary to implement any Improvements or changes agreed by the Parties in writing and resulting from any work conducted by the Parties or changes made under this Agreement. Customer and Supplier shall agree upon the information required for the compilation of a Regulatory Support file and Customer or its relevant Affiliates shall compensate in full the Supplier for any reasonable costs incurred by Supplier for developing or providing any such information to Customer or said Affiliates. Notwithstanding the foregoing, Supplier agrees to provide to Customer and its Affiliates free of charge a copy of Supplier’s regulatory support file for the Adsorbent supplied under this Agreement. Furthermore, Supplier agrees to provide a copy of its applicable Adsorbent regulatory support file to any client of Customer or its Affiliates provided such clients complete in advance a confidentiality agreement with Supplier.

8.4

The Customer and its Affiliates shall have access to relevant public domain information in the possession of Supplier which relates to the Adsorbent and shall be entitled to disclose the same to its Affiliates, licensees and distributors.

8.5

The Supplier shall respond in an effective and timely manner to questions of a regulatory nature relating to the supply of Adsorbents (including the Adsorbents) raised either by the Customer, its Affiliates, or by a Regulator.

Article 9

DOCUMENTATION AND REPORTS

9.1	The Supplier shall:
(A)	supply to the Customer or its relevant Affiliates [***];
(B)	permit the Customer and its Affiliates [***];

(C)	complete and lodge with the appropriate authorities where required all documentation relating to the export of Adsorbent where delivery involves export from the country of manufacturing; and
(D)

retain all such documentation concerning the manufacture and supply of Adsorbents for a period of [***] after the expiry date of the Adsorbent, but not less than [***] after the date of shipment to Customer or its relevant Affiliates.

Article 10
WARRANTIES AND INDEMNIFICATION

10.1	Supplier hereby represents and warrants to the Customer and its Affiliates that the Adsorbent supplied hereunder shall:
(i)	the Adsorbents supplied hereunder shall be free [***]; and
(ii)	the Adsorbents shall be manufactured, quality controlled and packed in accordance with the Quality Agreement and applicable laws;
(iii)	convey good and valid title to the Adsorbents supplied hereunder, free and clear of any and all liens; and
(iv)

To its knowledge, there is no alleged or threatened claims, concerning any infringement or alleged infringement of any third party’s registered Intellectual Property as a result of Supplier’s manufacture, supply and sale of the Adsorbents.

10.2

Supplier shall defend, indemnify and hold harmless Customer and its Affiliates from and against any and all Losses that may, respectively, be brought by a third party against or suffered or incurred by Customer and/or any of its Affiliate(s) and arising out of or in connection with:

(i)	any breach of representation or warranty made by Supplier under this Agreement;
(ii)	any personal injury, illness or death, or loss or damage to property arising from Supplier’s failure to manufacture and/or supply the Adsorbents according to the terms of this Agreement;
(iii)	any fault, negligence or wilful misconduct of Supplier, [***] with respect to the performance of this Agreement; and
(iv)	[***];

except to the extent that the Liability or Loss in question resulted from the, negligence or wilful misconduct of Customer or its Affiliate(s) or any of its or their employees, agents or subcontractors, or any breach by Customer (or its Affiliate(s)) of any of its obligations, representations or warranties under this Agreement.

10.3

Customer or its relevant Affiliate shall defend, indemnify and hold harmless Supplier from and against any and all Losses that may, respectively, be brought by a third party against or suffered or incurred by Supplier and arising out of or in connection with:

(i)	Any use or miss-use of the Adsorbents provided they are supplied in conformance with this Agreement;

(ii)	Any breach of representation or warranty made by Customer under this Agreement;
(iii)	any fault, negligence of wilful misconduct of Customer [***] with respect to the performance of this Agreement;

except to the extent that the Liability or Loss in question resulted from the, negligence or wilful misconduct of Supplier, its Affiliates, or any of their employees, agents or subcontractors, or any breach by Supplier of any of its obligations, representations or warranties under this Agreement.

10.4

In the event that either Party receives a claim or demand in respect of a matter which is the subject of an indemnity under this Article 10, it shall give the other Party notice thereof as soon as reasonably practicable and shall permit the other Party to control the defense thereof at such other Party’s expense. The indemnified Party shall co-operate in such defense by providing reasonable access to evidence available to it and shall be entitled to participate in such defense to the extent that in its judgement it may be prejudiced thereby, with the proviso that any independent counsel engaged by the indemnified Party shall be engaged and shall participate in such defense only at the indemnified Party's

10.5

NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, AND EXCEPT TO THE EXTENT ARISING FROM A PARTY’S GROSS NEGLIGENCE OR WILFUL MISCONDUCT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY, OR HAVE ANY OBLIGATION TO INDEMNIFY ANY SUCH PARTY, ITS SUCESSORS OR PERMITTED ASSIGNS, AS THE CASE MAY BE, FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, INCLUDING LOSS OF PROFITS, REVENUE AND EXPECTED SAVINGS LOSS OF DATA, AND ANY DAMAGES THAT IT WOULD NOT BE LIABLE FOR UNDER APPLICABLE LAW, WHETHER IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR LOSSES, SUFFERED BY EITHER PARTY HOWSOEVER CAUSED AND BASED ON ANY THEORY OF LIABILITY.

Article 11
INSURANCE

11.1

During the term of this Agreement and for [***] thereafter, the Supplier shall maintain, at its sole cost, insurance coverage relating to the Adsorbents by reputable insurers and in amounts sufficient in accordance with the Supplier’s business and industry practice, including the following coverage:

(a)	[***];
(b)	[***].
11.2

At the request of any Party, but not more than once per year, the other Party shall provide to such requesting Party a certificate evidencing the required coverage. Neither Party may restrict or reduce coverage of, or cancel any policies under which certificates are issued unless the other Party has received a thirty (30) days prior written notice of such change or cancellation. Further, the certificate shall state that the insurance is primary coverage and not concurrent or excess over other valid insurance which may be available to each insured Party.

11.3

Each Party agrees to comply with all terms of the insurance contracts required to be maintained pursuant to this Agreement. Failure of a Party to keep the required insurance policies in full force and effect during the term of this Agreement and during any extensions shall constitute a breach of this Agreement and the other Party shall have the right, in addition to any other rights, to immediately terminate this Agreement in accordance with Section 14.2 without further cost to it. Nothing contained in these provisions relating to coverage and amounts shall operate as a limitation of either Party's liability in tort or contract as provided under the terms of this Agreement.

Article 12
FORCE MAJEURE

12.1

For purposes of this Agreement, "Force Majeure" shall mean any cause beyond the reasonable control of the Party affected thereby (the "Affected Party"), including, without limitation, any occurrence beyond Supplier's reasonable control which renders Supplier unable to supply or ship the Adsorbents or any occurrence beyond the reasonable control of Customer or its Affiliates which renders Customer or its Affiliates unable to accept delivery of the Adsorbents from Supplier, acts of God, strikes, or other labour or industrial disturbances, accidents, fires, explosions, , general inability to secure fuel, power, general shortage of materials, , delays in transportation, war, civil commotions, riot, sabotage, applicable legislation and regulations, interruptions by government or court orders and future orders of any regulatory body of competent jurisdiction.

12.2

Notwithstanding any other provision of this Agreement, if by reason of Force Majeure, an Affected Party is unable, wholly or in part, to perform or comply with any obligation or condition of this Agreement, then the Affected Party shall be relieved of liability and shall suffer no prejudice for failing to perform or comply or for delaying such performance or compliance during the continuance and to the extent of the inability so caused from and after the happening of the event of Force Majeure, provided that (i) nothing in this Article 12 shall relieve either Party of its obligation to make payments when due, (ii) the Affected Party gives to the other Party prompt written notice of its inability and reasonably full particulars of the Force Majeure event including an estimate of the duration and likely impact of the Force Majeure, (iii) the suspension or delay of performance shall be of no greater scope and of no longer duration than is reasonably required by the Force Majeure event, (iv) the Affected Party shall use all reasonable efforts to remedy the situation and remove, so far as possible and with reasonable dispatch, the cause of its inability to perform or comply, and (v) the Affected Party shall give prompt notice of the cessation of such Force Majeure.

Article 13
CONFIDENTIALITY

13.1

Each of Supplier and Customer and its Affiliates understand that Confidential Information of the other Party might be disclosed under this Agreement. Accordingly, the receiving Party shall not use the Confidential Information of the disclosing Party for its own benefit nor disclose to third parties the Confidential Information unless approved in advance by the other Party in writing. Notwithstanding the foregoing, the receiving Party shall be permitted to disclose Confidential Information (i) to certain of its and its Affiliates’ employees, directors, officers, authorized representatives, permitted agents, on a need to know basis, provided that each such authorized representative and/or permitted agent have previously undertaken to not disclose the Confidential Information to others or are bound by no less onerous duties of confidentiality to the receiving Party with respect to the Confidential Information as those contained in this Article 13 and (ii) as required by law, provided, the receiving Party shall (a) give prompt notice of such requirement to the disclosing Party so that the disclosing Party shall have the opportunity to seek a protective order or other appropriate remedy and (b) cooperate in the disclosing Party's attempts to obtain confidential treatment of such Confidential Information.

13.2	The obligations of confidentiality under this Article 13 shall not apply to any information:

(a)	that can be demonstrated to have been in the public domain prior to the date of its receipt by the receiving Party;
(b)	that becomes part of the public domain by publication or otherwise not due to any breach of confidentiality obligations on the part of the receiving Party or of any third Party;
(c)	that is supplied to the receiving Party by a third party lawfully in possession of the same and having the right to disclose the same, such right being evidenced in writing;
(d)	that was known to the receiving Party or any of its Affiliates prior to the date of its disclosure to the receiving Party, such knowledge being evidenced by appropriate documentation in writing;
(e)	that was developed by the receiving Party independent of knowledge of the disclosure and that can be so documented in writing; or
13.3

Upon termination of this Agreement for any reason whatsoever or the expiration of the term of this Agreement, the receiving Party shall forthwith deliver to the disclosing Party all forms, documents and materials which are the property of such disclosing Party and which relate to the Confidential Information without retaining any copy thereof, save for one copy of each document for the purposes of determination of the receiving Party’s obligations hereunder.

Article 14
TERM AND TERMINATION

14.1

The term of this Agreement shall be for a period commencing on the Effective Date and ending on [***] of the Effective Date (the "Initial Term"). At the end of the Initial Term or any renewal term, this Agreement shall be automatically extended for additional [***] unless [***]. No extensions shall affect the right of either Party to terminate this Agreement pursuant to the provisions of this Agreement.

14.2	This Agreement may also be terminated as follows:
(a)

immediately upon written notice by one Party if (i) an order is issued or a resolution is adopted for the purposes of winding up the other Party and/or a liquidator or administrator is appointed and such order, resolution or appointment is not contested by the other Party within sixty (60) days, (ii) the other Party files a proposal or makes an assignment of its property to the benefit of its creditors and such proposal or assignment is not contested by the other Party within sixty (60) days; (iii) a petition in bankruptcy is filed against the other Party and such petition is not contested by the other Party within sixty (60) days or a trustee in bankruptcy is appointed for the other Party, or (iv) a seizure is made (unless the seizure is contested by such other Party within sixty (60) days) or a judgment is executed against or a receiver is appointed with respect to all or substantially all of the other Party's property; or

(b)

by either Party in the event that the other Party fails to in any material respect or otherwise breaches any of its obligations under this Agreement, by giving written notice of its intent to terminate and stating the grounds therefor. The Party receiving such notice shall have thirty (30) days from the receipt of the notice to cure the failure or breach at which time this Agreement shall terminate if the failure or breach has not been cured. In no event, however, shall such notice of intention to terminate be deemed to waive any rights to damages or any other remedy which the Party giving notice of breach may have as a consequence of such failure or breach.

14.3

The termination of this Agreement shall be without prejudice to any rights or obligations which may have arisen between the Parties prior to the date of termination, including the payment of any amount due or accrued on or prior to termination.

14.4

The provisions of Section 6.4, Article 13, Sections 14.3, 14.4, 14.5 and 15.11 shall survive the expiration or termination of this Agreement for any reason. The provisions of Article 11 shall survive the expiration or termination of this Agreement for a period of [***].

14.5	[***].

Article 15
GENERAL PROVISIONS

15.1

Any notice, direction or other instrument required or permitted to be given under this Agreement shall be in writing and given by delivering it or sending it by facsimile, email or other similar form of recorded communication addressed:

(a)to Supplier at: Prometic Bioseparations Ltd Freeport, Ballasalla, Isle of Man, IM9 2AP, British Isles Attention:President Telephone: Facsimile:	(b)to Customer at: Prometic Bioproduction Inc. 440 Blvd. Armand-Frappier Suite 300 Laval, Québec H7V 4B4 Canada Attention:President Telephone: Facsimile:
With a copy to: Prometic Life Sciences Inc. 440 Blvd. Armand-Frappier Suite 300 Laval, Québec H7V 4B4 Canada Attention:Legal Department Telephone:+1 (450) 781-0115 Email :legal@prometic.com

Any such communication shall be deemed to have been validly and effectively given (i) if personally delivered, on the date of such delivery if such date is a Business Day and such delivery was made prior to 4:00 p.m. (local time at the place of delivery) and otherwise on the next Business Day, or (ii) if transmitted by facsimile or similar means of recorded communication on the business day following the date of transmission. Any Party may change its address for service from time to time by notice given in accordance with the foregoing and any subsequent notice shall be sent to such Party at its changed address.

15.2

The Parties shall, with reasonable diligence, do all such things as may be required or useful to complete the transactions contemplated by this Agreement, and each Party shall provide such further documents or instruments required by the other Party as may be reasonably necessary or desirable to give effect to the purposes of this Agreement and carry out its provisions.

15.3

Nothing in this Agreement shall be construed to constitute either Party as the partner, joint venturer, agent, employee or Affiliate of the other, it being intended that the Parties shall remain independent contractors and neither Party shall be liable for the obligations, liabilities or representations of the other.

15.4

Each Party intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the Parties, and no person other than the Parties shall be entitled to rely on the provisions hereof. All rights under the Contract (Rights of Third Parties) Act of 1999 of all persons other than the Parties to enforce this Agreement or any part thereof are hereby excluded.

15.5

Any disclosure or public announcements of any type whatsoever regarding this Agreement or the transaction contemplated in this Agreement shall be made only with the prior approval of both Parties, except as may be required under applicable law, and then only after notice to and consultation with the other Party to the greatest extent reasonably possible.

15.6

No waiver of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provision (whether or not similar); nor shall such waiver be binding unless executed in writing by the Party to be bound by the waiver. No failure on the part of Supplier or Customer to exercise, and no delay in exercising any right under this Agreement shall operate as a waiver of such right; nor shall any single or partial exercise of any such right preclude any other or further exercise of such right or the exercise of any other right.

15.7

This Agreement constitutes the entire agreement between the Parties and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, between the Parties. There are no representations, warranties, conditions or other agreements, express or implied, statutory or otherwise, between the Parties in connection with the subject matter of this Agreement, except as specifically set forth herein and Supplier and Customer have not relied and are not relying on any other information, discussion or understanding in entering into and completing the transactions contemplated by this Agreement.

15.8

The Supplier’s rights and obligations under this Agreement may not be assigned in whole or in part without the prior written consent of the Customer (acting in its sole discretion) and any such consent shall not be deemed to relieve the Supplier of any of its obligations and liability to the Customer pursuant to this Agreement. The Customer shall be entitled at any time by notice in writing to the Supplier to assign the whole or any part of its rights and obligations under this Agreement to any Affiliate or to any successor in title to the whole or part of that part of the Customer’s business which relates to the Adsorbent.

15.9	Time is of the essence of this Agreement.
15.10	If any provision of this Agreement shall be deemed by an arbitrator or any count of competent jurisdiction to be invalid or void, the remaining provisions shall remain in full force and effect.
15.11	This Agreement shall be governed by and interpreted and enforced in accordance with the laws of England and Wales without reference to its conflict of laws provisions.

15.12

This Agreement may be executed in any number of counterparts and/or by facsimile or other electronic means agreed by the Parties, each of which shall be deemed an original, but all of such counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF the Parties have executed and delivered this Agreement as of the day and year first indicated above.

PROMETIC BIOPRODUCTION INC.
by its duly authorized representative,
as he so declares

By:	/s/ Patrick Sartore
Name: Patrick Sartore
Title: Secretary

PROMETIC BIOSEPARATIONS LTD
by its duly authorized representative,
as he so declares

By:	/s/ Steven J. Burton
Name: Steven J. Burton
Title: CEO